Exhibit 3.14

RESTATED CERTIFICATE OF INCORPORATION

OF

LONGWOOD INDUSTRIES, INC.

PURSUANT TO N.J.S. 14A:9-5(4)

Dated: October 20, 2005

The undersigned corporation certifies that it has adopted the following Restated Certificate of Incorporation:

ARTICLE I

Corporate Name

The name of the corporation is Longwood industries, Inc.

ARTICLE II

Purpose

The purpose for which this corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

ARTICLE III

Registered Office and Agent

The address of the corporation’s current registered office is 325 Columbia Turnpike, Florham Park, New Jersey 07932; the name of the corporation’s current registered agent at that address is Nancy C. McDonald, Esq.

ARTICLE IV

Current Board of Directors

The current number of directors are established at five (5). The names and addresses of the persons currently serving on the Board of Directors are as follows:

James J. Hartnett	325 Columbia Turnpike Florham Park, New Jersey 07932
James J. McDonnell	325 Columbia Turnpike Florham Park, New Jersey 07932
Reid White	325 Columbia Turnpike Florham Park, New Jersey 07932
Steven M. Farsht	3600 IDS Center 80 South 8th Street Minneapolis, Minnesota 55402

Michael Hall	3600 IDS Center 80 South 8th Street Minneapolis, Minnesota 55402

ARTICLE V

Capital Stock

The total authorized capital stock of the corporation shall be 1,000 shares of Common Stock, no par value. Shares of capital stock of each class may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors.

ARTICLE VI

Board of Directors

The number of directors shall be established from time to time by the Board of Directors. Directors shall be elected to hold office until the next annual meeting of shareholders and until their successors shall have been duly elected and qualified.

ARTICLE VII

Personal Liability of Officers and Directors: Indemnification

A. Exculpation. A director or an officer of the corporation shall not be personally liable to the corporation or its shareholders for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act.

B. Indemnification. Every person who is or was a director or officer of the corporation shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer or of serving or having served as a director or officer with any other enterprise at the request of the corporation, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred. During the pendency of a proceeding, the corporation shall advance expenses, from time to time, as they are incurred, to any such present or former director or officer, subject to the receipt by the corporation of an undertaking by such person as required by law.

ARTICLE VIII

Shareholder Action

A. No Consents. After the date, if ever, that the Securities and Exchange Commission declares effective a registration statement filed by the corporation pursuant to the Securities Act of 1933, as amended, any action required or permitted to be taken by the shareholders of the corporation must be effected at an annual or special meeting of shareholders of the corporation and may not be effected by any consents in writing by such shareholders unless all shareholders entitled to vote thereon consent thereto in writing.

B. Amendment. This Article VIII may not be altered, amended or repealed except by an affirmative vote of the holders of at least two-thirds of the shares entitled to vote thereon,

IN WITNESS WHEREOF, the undersigned corporation has caused this restated certificate of incorporation to be executed on its behalf by its duly authorized officer as of the date first above written.

LONGWOOD INDUSTRIES, INC.

By:	/s/ James J. Hartnett
James J. Hartnett, President

CERTIFICATE OF ADOPTION OF

RESTATED CERTIFICATE OF INCORPORATION

OF

LONGWOOD INDUSTRIES, INC.

Pursuant to N.J.S. 14A:9-5

Dated: October 20, 2005

The undersigned corporation, having adopted a Restated Certificate of Incorporation pursuant to N.J.S. 14A:9-5, certifies that:

1.	The name of the corporation is Longwood Industries, Inc.

2.	The Restated Certificate of Incorporation was adopted by the sole shareholder of the Company by written, consent dated October 20, 2005.

3.	The number of shares entitled to vote on adoption of the Restated Certificate of Incorporation were 556,439. 19,214 shares of Class A Voting Common Stock were entitled to vote on the amendment as a separate class. 323,225 shares of Class 13 Non-Voting Common Stock were entitled to vote on the amendment as a separate class. 214,000 shares of Series A Preferred Stock were entitled to vote on the amendment as a separate class.

4.	The number of shares of which voted for and against the adoption of the Restated Certificate of Incorporation were as follows:

Class A Voting Common Stock

For: 19,214

Against: None

Class B Non-Voting Common Stock

For: 323,225

Against: None

Series A Preferred Stock

For: 214,000

Against: None

5.	Upon filing of the Restated Certificate of Incorporation, all issued and outstanding shares of Class A Common Stock, Class B Common Stock and Series A Preferred Stock shall, in the aggregate, will be converted into 100 shares of Common Stock.

6. Shareholder approval of the Restated Certificate of Incorporation was given without a meeting by written consent of the sole shareholder pursuant to N.J.S. 14A:5-6(1).

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate to be executed on its behalf by its duly authorized officer as of the date first above written.

LONGWOOD INDUSTRIES, INC.

By:	/s/ James J. Hartnett
James J. Hartnett, President